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                                                                    Exhibit 11.1

                        ACCESS HEALTH ALTERNATIVES, INC.

             STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS (LOSS)


Year ended December 31, 1997:

       Net loss                                                  $  747,440
                                                                 ----------
       Shares considered to be outstanding for the entire
             year to reflect the reverse acquisition in 1998      1,003,350
                                                                 ----------
                 Basic loss per share                            $     0.74
                                                                 ==========

Year ended December 31, 1998:

       Net loss                                                  $  714,598
                                                                 ----------
       Shares considered to be outstanding at the
            beginning of the year                                 1,003,350
       Weighted average outstanding of 20,000 shares
            issued in 1998 for services                               4,231
                                                                 ----------
                 Weighted average shares outstanding              1,007,581
                                                                 ----------
                 Basic loss per share                            $     0.71
                                                                 ==========